As filed with the Securities and Exchange Commission on June 18, 2026
Registration No. 333-296215

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DPC Holdings Limited*
(Exact Name of Registrant as Specified in its Charter)

Jersey	3360	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
2nd Floor, Donington Court, Pegasus Business Park, Herald Way, Derby, DE742UZ, United Kingdom
+44(0)115 663 0139
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company
241 Little Falls Drive
Wilmington, DE 19808
Tel: +1 (302) 636-5401
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard Browne, Esq. John R. Vetterli, Esq. Jessica Y. Chen, Esq. White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Tel: +1 (212) 819-8200	Helen Barrett-Hague, Esq. General Counsel & Chief Risk Officer DPC Holdings Limited Donington Court, 2nd Floor Pegasus Business Park, Herald Way Derby, DE742UZ United Kingdom	Richard D. Truesdell, Jr., Esq. Roshni Banker Cariello, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: +1 (212) 450-4000

Approximate date of commencement of proposed sale to the public:   As soon as practicable after effectiveness of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*
Prior to the consummation of this offering, we intend to change the legal status of our Company from a Jersey private company to a Jersey public limited company and our name will be DPC Holdings PLC.

EXPLANATORY NOTE
This amendment is being filed solely to file certain exhibits to the Registration Statement.

Part II
Information not required in prospectus
Item 13.   Other Expenses of Issuance and Distribution.
	Amount to be Paid
Registration fee		$111,170
FINRA filing fee		$129,300
Listing fees		$325,000
Transfer agent’s fees		$3,500
Printing and engraving expenses		$155,000
Legal fees and expenses		$5,294,000
Accounting fees and expenses		$7,359,000
Blue Sky fees and expenses	$	N/A
Miscellaneous		$969,950
Total		$14,346,840
Each of the amounts set forth above, other than the Registration fee and the FINRA filing fee, is an estimate.
Item 14.   Indemnification of Directors and Officers.
Our Articles of Association to be filed as an exhibit to this registration statement will provide for indemnification of the officers and directors to the fullest extent permitted by applicable law.
In addition, we will (to the fullest extent permitted by applicable law) enter into agreements to indemnify our directors and executive officers containing provisions, which are in some respects broader than the specific indemnification provisions contained in our Articles of Association. The indemnification agreements may require us, among other things, to indemnify such persons against expenses, including attorneys’ fees, judgments, liabilities, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by us or in our right, that may arise by reason of their status or service as our director or executive officer and to advance expenses incurred by them in connection with any such proceedings. The proposed form of such indemnification agreement is filed as Exhibit 10.12 to this registration statement.
The proposed form of the Underwriting Agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.
Item 15.   Recent Sales of Unregistered Securities.
None.
Item 16.   Exhibits and Financial Statement Schedules.
(a)
The Exhibit Index is hereby incorporated herein by reference.

(b)
All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and related notes thereto.

Item 17.   Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1*	Memorandum and Articles of Association of the Registrant.
3.2*	Form of Amended and Restated Memorandum and Articles of Association to become effective upon closing of this offering.
5.1	Opinion of Carey Olsen Jersey LLP
10.1*	Credit Agreement, dated as of April 23, 2024, by and among Alloy Parent Limited, as Holdings, Doncasters US Finance LLC and Doncasters US LLC, as Borrowers, the Lenders party thereto, GLAS USA LLC, as Administrative Agent, and GLAS Americas LLC, as Collateral Agent
10.2*	Amendment to Credit Agreement (Letter Amendment), dated June 7, 2024, by and among Alloy Parent Limited, as Holdings, Doncasters US Finance LLC and Doncasters US LLC, as Borrowers, GLAS USA LLC, as Administrative Agent, and the Consenting Lenders party thereto
10.3*	Amendment No. 2 to Credit Agreement, dated as of April 25, 2025, by and among Alloy Parent Limited, as Holdings, Doncasters US Finance LLC and Doncasters US LLC, as Borrowers, the other Loan Parties party thereto, the Term Lenders party thereto, GLAS USA LLC, as Administrative Agent, and GLAS Americas LLC, as Collateral Agent
10.4*	Second Amendment and Restatement Agreement to ABL Facilities Agreement, dated as of April 23, 2024, by and among Alloy Parent Limited, as Parent, Dundee Pikco Limited and others, as the Company, and Wells Fargo Capital Finance (UK) Limited, as Agent and Security Agent
10.5*	Employment Agreement, as amended, of Michael Quinn†
10.6*	Employment Agreement of David Egan†
10.7*	Employment Agreement, as amended, of Jason Mays†
10.8*	DPC Holdings Limited 2026 Equity Incentive Plan and UK Sub-Plan†
10.9*	Form of Award Agreements†
10.10*	Form of MIP Deed and Reinvestment Agreement†
10.11*	Shareholder Director Nominee Agreement
10.12*	Form of Registration Rights Agreement
10.13*	Form of Private Placement Subscription Agreement
10.14*	Form of Indemnification Agreement between the Registrant and its directors and officers
21.1*	List of Subsidiaries of the Registrant.
23.1*	Consent of KPMG LLP, independent registered public accountants.
23.2	Consent of Carey Olsen Jersey LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page to Registration Statement).
107*	Filing Fee Table

†
Compensatory plan or agreement.

*
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this day of June 18, 2026.
DPC HOLDINGS LIMITED
By:
/s/ Michael Joseph Quinn

Name:
Michael Joseph Quinn

Title:
Chief Executive Officer and Executive Director

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 18, 2026 in the capacities indicated:
Signatures	Title
/s/ Michael Joseph Quinn Michael Joseph Quinn	Chief Executive Officer and Executive Director (Principal Executive Officer)
/s/ David John Egan David John Egan	Chief Financial Officer and Executive Director (Principal Financial Officer and Principal Accounting Officer)
* Dirkson Charles	Director
* Nicholas Sanders	Director
* Henry F. Brooks	Director
* Taiwo K. Danmola	Director
* Stanley Deal	Director
* C. Alexander Harman	Director
* Willibald Meixner	Director

By:	/s/ David John Egan
Name: David John Egan Attorney-in-Fact
Doncasters Inc.
By:	/s/ Joseph Joseph	Authorized Representative in the U.S.
Name: Joseph Joseph
Title: Corporate Secretary